Exhibit 99.1

UDR Senior Executive Vice President W. Mark Wallis Announces Plans to Retire

Denver, CO., October 12, 2010 – UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust (REIT), today announced that W. Mark Wallis, senior executive vice president, plans to retire at the end of the year, after 10 years with the company. Wallis will serve in a consultant role with the company throughout 2011.

During his time at UDR, Wallis, 60, helped establish a strong management team that is well prepared to carry out the company’s vision of providing high quality apartment homes and creating long-term shareholder value in the process. During his tenure with UDR, Wallis managed over $10 billion in real estate transactions.

“I’ve known Mark for 25 years and I think he’s one of the best in the business,” said Tom Toomey, president and chief executive officer at UDR. “His loyalty and knowledge of the real estate industry has been critical to the success of our business, and his overall efforts have positioned us well for continued growth. Mark’s been a great business partner and an even better friend and I fully respect his decision to retire so he can spend more time with his family and charitable work.”

Wallis said: “During my time at UDR I’ve had the honor of working with Tom Toomey, an outstanding board and so many talented associates who are focused on innovative growth of the company. I am proud of what we’ve been able to accomplish and am confident the company is in a great place. It’s because of this that my decision to retire has been made easier. I will miss all my colleagues who made UDR such a special place to work, but I am looking forward to the next chapter in my life where I can focus on volunteer service and spend more time with my family.”

Wallis’ responsibilities will be absorbed by other senior executives.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2010, UDR owned or had an ownership position in 51,823 apartment homes including 748 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Contact: UDR, Inc.
H. Andrew Cantor, UDR, Inc.
acantor@udr.com
720-283-6083